Contacts:
Paul Henning
Cameron Associates
212-245-8800
paul@cameronassoc.com

Carolyn Wrenn
ParkerVision, Inc.
888 690-7110
cwrenn@parkervision.com

ParkerVision Sells Shares Pursuant to Over-Allotment Option

JACKSONVILLE, Fla., April 1, 2009, ParkerVision, Inc. (Nasdaq: PRKR), today announced the sale of 250,000 shares of its common stock upon exercise of an over-allotment option granted to Roth Capital Partners, LLC (“Roth”) in connection with the March 3, 2009 sale of common stock in an offering underwritten by Roth.  The shares were sold at a price of $1.665 per share and the company received proceeds of approximately $383,000, after underwriter discounts.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company and there shall not be any sale of such securities in a State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

About ParkerVision

ParkerVision, Inc. designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.

Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks.

ParkerVision is headquartered in Jacksonville, Florida. (PRKR-I).